EXHIBIT 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated July 21, 2008 (including amendments thereto) with respect to the Common Stock of Woodbridge Holdings Corporation This Joint Filing Agreement shall be filed as an Exhibit to such Statement.
Dated: July 21, 2008

Prescott Group Capital Management, L.L.C.

By:	/s/ Phil Frohlich

Phil Frohlich, Managing Member
Prescott Group Aggressive Small Cap, L.P.

By: Prescott Group Capital Management, L.L.C., its general partner

By:	/s/ Phil Frohlich

Phil Frohlich, Managing Member Prescott Group Aggressive Small Cap II, L.P.

By: Prescott Group Capital Management, L.L.C., its general partner

By:	/s/ Phil Frohlich

Phil Frohlich, Managing Member Phil Frohlich

By:	/s/ Phil Frohlich

Phil Frohlich

ANNEX A

Date	Shares Purchased/ (Sold)	Price Per Share	Total Cost
6/10/2008	200	$1.15	$230
6/11/2008	28,535	$1.11	$31,682
6/20/2008	51,465	$1.11	$57,134
6/23/2008	300	$1.14	$341
6/24/2008	23,528	$1.11	$26,124
6/25/2008	2,390	$1.11	$2,661
6/26/2008	23,784	$1.11	$26,408
6/27/2008	15,150	$1.11	$16,824
6/30/2008	9,429	$1.11	$10,474
7/1/2008	20,843	$1.11	$23,144
7/3/2008	40,300	$1.11	$44,741
7/7/2008	33,523	$1.11	$37,219
7/8/2008	26	$1.21	$31
7/8/2008	30,000	$0.90	$27,008
7/9/2008	67,664	$0.92	$62,254
7/10/2008	108,743	$0.92	$100,051
7/10/2008	100	$0.99	$99
7/11/2008	2,812	$0.81	$2,271
7/11/2008	53,467	$0.92	$49,198
7/17/2008	700	$0.72	$505
7/17/2008	500	$0.73	$363
7/17/2008	371,916	$0.71	$264,049
7/17/2008	381,558	$0.70	$267,115
7/17/2008	100	$0.77	$77
7/17/2008	1,452	$0.69	$1,002
7/17/2008	100	$0.77	$77
7/18/2008	700	$0.71	$498
7/18/2008	4,710	$0.69	$3,258